STAAR Surgical Gains Regulatory Approvals for Visian® ICL™ with CentraFLOW™ Technology in Korea and Argentina

~ CentraFLOW Technology Driving Greater Adoption of the ICL Procedure~

~Korea Currently Largest Market for ICL Technology~

~Argentina Market Key to Driving ICL Latin America Growth~

~ Nearly 20,000 Successful Implants of Visian ICLs with CentraFLOW Already Performed in Europe~

MONROVIA, CA, June 17, 2013 -- STAAR Surgical Company (NASDAQ: STAA), a leading developer, manufacturer and marketer of minimally invasive ophthalmic products, today announced that it has received regulatory approvals to market its Visian® Implantable Collamer® Lens (ICL™) with CentraFLOW™ technology from the KFDA in Korea and the ANMAT in Argentina.

Don Todd, President of the Asia Pacific Region for STAAR Surgical said of the approval in Korea, “The refractive procedure market in Korea is both significant and fast growing, so this represents a very important milestone for us. Woo Jeon VT, our Korean distributor, has successfully driven the ICL market share in the country to over 12% of all refractive procedures. In anticipation of this approval and product launch, we hired two STAAR employees to work onsite at Woo Jeon’s Korean offices. This new staff will be instrumental in driving our market position even further following this critical regulatory approval. We plan the official Launch Symposium in Korea on July 27th where approximately 100 surgeons will be trained on the new technology.”

Professor Tchah from Asan Medical Center, a leading refractive surgeon in Seoul, Korea who will be the Moderator for the CentraFLOW Launch Symposium said, “The introduction of the Visian ICL with CentraFLOW technology is a big advancement to me and the myopic patients of Korea.  Eliminating the need to do a peripheral iridotomy procedure (PI) will make the entire experience very simple and less stressful for the patients.  For me as a surgeon, not having to schedule and perform a PI procedure allows me to eliminate concerns about any complications associated with the added procedure.  We are looking forward to introducing this enhancement in the Visian ICL procedure to our patients.”

According to a Market Scope, 2013 Comprehensive Report on The Global Refractive Surgery Market, Korea has 49 million people and approximately 138,000 refractive procedures were performed last year.

Commenting on the approval in Argentina, Hans Blickensdoerfer, STAAR Surgical’s President EMEA, Latin America, said “This is strategically an important approval for our company as Latin America is historically an early adopter of elective procedures, so this provides a critical gateway in our ability to expand in this market. In 2012, the ICL had approximately a 7% share of all refractive procedures in Argentina. The approval of the Visian CentraFLOW technology means opening up the refractive market to further expand penetration into a significantly wider approval range. We have seen this as an important factor in our rapid growth of the Visian ICL in Europe since the introduction of CentraFLOW. Moreover, it allows MED, our distributor in the region to focus on positioning the ICL head to head with LASIK. We will be working with them closely to ensure we maximize all our resources to expand the opportunity there.”

Dr. Roberto Zaldivar, a worldwide leading refractive surgeon from Argentina, said, “I first implanted the Visian ICL with a hole in the center about 19 years ago in 30 eyes.  I have followed these patients and the results have been excellent.  This is an incredible step forward as it saves time for the surgeon and the patient and eliminates the potential for a pupillary block. With the approval of CentraFLOW technology I will now be able to bring these clinical benefits to my patients every day.”

According to Market Scope’s 2013 data, in Argentina, the population is about 42 million and approximately 22,000 refractive procedures were performed in 2012.

The CentraFLOW™ technology utilizes the KS-AquaPORT™, or KS-AP™, in the center of the ICL optic, to optimize the flow of fluid within the eye.  This proprietary technology eliminates the need for the surgeon to perform a YAG peripheral iridotomy procedure days before the ICL implant, thus eliminating an additional procedure and office visit. This results in more comfort for the patient and a more convenient, efficient ICL experience for both the patient and the surgeon.  The Visian ICL, which is currently the fastest growing refractive technology, has demonstrated an even greater growth rate with this enhancement. Nearly 20,000 successful implants of the Visian CentraFLOW technology have been successfully performed in Europe.

These approvals expand the market opportunity for the Visian ICL as the range of refractive errors treatable has significantly increased. These approvals on the Visian ICL with CentraFLOW now goes from -0.5 diopter to -18.0 diopters on the myopic range and +0.5 cylinder power to +6.0 for the Toric ICL models.

About STAAR Surgical

STAAR, which has been dedicated solely to ophthalmic surgery for over 25 years, designs, develops, manufactures and markets implantable lenses for the eye and delivery systems therefor. All of these lenses are foldable, which permits the surgeon to insert them through a small incision. STAAR's lens used in refractive surgery as an alternative to LASIK is called an Implantable Collamer® Lens or "ICL." A lens used to replace the natural lens after cataract surgery is called an intraocular lens or "IOL." Over 350,000 Visian ICLs have been implanted to date; to learn more about the ICL go to: www.visianinfo.com. STAAR has approximately 300 full time employees and markets lenses in over 60 countries. Headquartered in Monrovia, CA, it manufactures in the following locations: Nidau, Switzerland; Ichikawa City, Japan; Aliso Viejo, CA; and Monrovia, CA. For more information, please visit the Company's website at Collamer® is the registered trademark for STAAR’s proprietary biocompatible collagen copolymer lens material.

Safe Harbor

All statements in this press release that are not statements of historical fact are forward-looking statements, including any statements about the effect of new product approvals on our business, any statements of belief and any statements of assumptions underlying any of the foregoing.

These statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. The risks and uncertainties include the following: our need to compete against much larger and better financed companies in selling refractive surgical procedures; our limited resources to promote new products and the risk that product launches may be affected by unplanned delays or be less successful than we anticipate; the effect of the global recession on sales of products, especially products such as the ICL used in non-reimbursed elective procedures, the entrenched position of laser-based refractive surgical procedures in many markets, and the willingness of surgeons and patients to adopt a new product and procedure. STAAR assumes no obligation to update its forward-looking statements to reflect future events or actual outcomes and does not intend to do so.

CONTACT:	Investors	Media
	EVC Group	EVC Group
	Leigh Salvo, 415-568-9348	Christopher Gale
	Douglas Sherk, 415-568-9349	646-201-5431

For Immediate Release